EXHIBIT 99.1

GENCO SHIPPING & TRADING MOVES FORWARD WITH PREVIOUSLY ANNOUNCED RESTRUCTURING SUPPORT AGREEMENT

Files Prepackaged Plan of Reorganization with Strong Support of Lenders and Noteholders; Expects to Reduce Total Debt by Approximately $1.2  Billion

Operations to Expected to Continue as Normal; Company Plans to Continue Meeting All Obligations to Chartering Customers and Vendors

Company Expects to Complete Prepackaged Financial Restructuring on an Accelerated Basis

New York – April  21, 2014– Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) today announced that – consistent with its previously disclosed Restructuring Support Agreement with certain of the lenders under its $1.1 billion secured credit facility entered into in 2007 (the “2007 Facility Lenders”), its $253 million secured credit facility (the “$253 Million Facility Lenders”), and its $100 million secured credit facility (the “$100 Million Facility Lenders”), as well as certain holders of the Company’s 5.00% Convertible Senior Notes due August 15, 2015 (“the Noteholders”) – it and certain of its subsidiaries have filed voluntary Chapter 11 petitions to implement a prepackaged financial restructuring that is expected to reduce the Company’s total debt by approximately $1.2 billion and enhance its financial flexibility.

Importantly, all operating entities are expected to continue normal operations during the pendency of the financial restructuring.  Baltic Trading and its direct and indirect subsidiaries are not included in the court-supervised restructuring.  Baltic Trading is a separate public company from Genco, with an independent Board of Directors and separate financing.  Baltic Trading is expected to continue operating in the normal course.

“Today, with the strong support of our lenders and noteholders, we are moving forward with our previously announced restructuring plan,” said John C. Wobensmith, Chief Financial Officer.  “We believe the financial restructuring will provide an expedited path to significantly strengthen Genco’s balance sheet and improve the Company’s financial flexibility.  Our operations are strong, and once our restructuring is completed, we believe we will be well-positioned for continued growth and success.  We continue to leverage our efficient cost structure and opportunistic time charter approach to manage through the drybulk shipping cycle.  We look forward to continuing to provide our chartering customers the same high quality, reliable shipping services they’ve come to consistently expect from Genco.”

As previously disclosed, the terms of the restructuring include, among other things:

•	The 2007 Facility Lenders will convert all of their prepetition senior secured debt into 81.1% of the equity of the reorganized company;
•	The entirety of the Company’s obligations under the $253 million and $100 million facilities will be replaced by new senior facilities with extended maturity dates through August 2019 and certain other covenant modifications;
•	The Company’s obligations under the Convertible Senior Notes will be converted into 8.4% of the equity of the reorganized company;
•	The reinstatement of all other general unsecured claims, which will be paid in the ordinary course of business;
•	The cancellation of all equity interests in the Company, with such equity interests receiving seven year warrants for 6.0% of the New Genco Equity struck at a $1.295 billion equity valuation (the “New Genco Warrants”) from the consideration that would otherwise be provided to the holders of Prepetition 2007 Facility Claims and Convertible Note Claims (each as defined in the Prepack Plan) in exchange for the cancellation or surrender of such equity interests; and
•	Genco will conduct a $100 million rights offering for 8.7% of the pro forma equity of the reorganized company. The 2007 Facility Lenders will have the right to participate in up to 80% of the rights offering, which portion will be backstopped by certain of the 2007 Facility Lenders, and eligible holders of Convertible Notes will have the right to participate in up to 20% of the rights offering, which portion will be backstopped by certain of the Convertible Noteholders.

To implement the terms of the restructuring, Genco and 57 of its direct and indirect subsidiaries expect to file a prepackaged plan of reorganization today (the “Prepack Plan”) and related disclosure statement, each of which will contain details of the financial restructuring.

The Plan has the support of 100% of the 2007 Facility Lenders, 100% of the $253 Million Facility Lenders and the $100 Million Facility Lenders, and over 83% of the Noteholders.  The Company expects to implement and emerge from the court-supervised process on an accelerated basis.

Genco expects that cash on hand, cash from operating activities, and cash expected to be made available under a cash collateral order will be sufficient to fund its projected cash needs during its financial restructuring, and therefore does not intend to seek debtor-in-possession (DIP) financing.

In conjunction with today’s filings, the Company also expects to file a variety of customary motions to continue to support its employees, customers and vendors during the financial restructuring process.  The Company expects to file motions seeking permission to continue to pay trade creditor and foreign vendor balances incurred before and after the filing in full and in the normal course.  The Company expects to receive court approval for these requests.  During the restructuring process, the Company anticipates operating as usual, meeting all its obligations, and expects to implement the restructuring and emerge from the court-supervised process expeditiously.

Genco has established a Restructuring Information Hotline for interested parties, at (888) 213-9318.  In addition, a website has been set up by Genco’s Claims Agent, which contains Court documents and other updates, at www.GencoRestructuring.com.

Kramer Levin Naftalis & Frankel LLP is serving as legal advisor and Blackstone Advisory Partners LP is serving as financial advisor to the Company.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited's fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of 13 drybulk vessels, consisting of four Capesize, four Supramax, and five Handysize vessels. References to Genco's vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations and include factors that could cause actual results to differ materially such as: the Company’s ability to borrow under the credit facilities; the Company’s ability to timely and effectively implement and execute its plans to restructure its capital structure; the Company’s ability to arrange and consummate financing or sale transactions or to access capital; the extent to which the Company’s operating results continue to be affected by weakness in market conditions and charter rates; whether the Company is able to generate sufficient cash flows to meet its liquidity needs, service its indebtedness and finance the ongoing obligations of its business; the Company’s ability to continue as a going concern; the Company’s ability to obtain Court approval with respect to motions in the Chapter 11 cases; the Company’s ability to prosecute, develop and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the effects of the Court’s rulings in the Chapter 11 cases and the outcome of the cases in general; the length of time the Company will operate under the Chapter 11 cases; the pursuit by the Company’s various creditors, equity holders and other constituents of their interests in the Chapter 11 cases; risks associated with third party motions in the Chapter 11 cases, which may interfere with the ability to develop and consummate one or more plans of reorganization once such plans are developed; the potential adverse effects of the Chapter 11 proceedings on liquidity or results of operations; the effects of changes in the Company’s credit ratings; the occurrence of any event, change or other circumstance that could give rise to the termination of the restructuring agreement or the equity commitment letter; increased administrative and restructuring costs related to the Chapter 11 cases; the Company’s ability to meet current operating needs, including the Company’s ability to maintain contracts that are critical to its operation, to obtain and maintain acceptable terms with its vendors, customers and service providers and to retain key executives, managers and employees and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings on Form 10-Q and Form 8-K.

Nothing in this press release shall constitute a solicitation of any holders of any of our indebtedness or our securities with respect to the matters contemplated in the Prepack Plan or an offer to buy or sell, or a solicitation of an offer to buy or sell, any securities of the Company.

Contact
Andy Brimmer / Andrew Siegel / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449